Exhibit 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE SIX MONTHS ENDED JUNE 30	
	2007	2006
Assets	$327,465	$320,899
Net loans	$240,059	$225,643
Securities	$66,863	$72,280
Deposits	$250,365	$242,823
Shareholders' equity	$35,119	$33,799
Net income	$1,771	$1,451
Earnings per share	$0.72	$0.57
Book value per outstanding share	$14.26	$13.41

KEY RATIOS

	AT OR FOR THE SIX MONTHS ENDED JUNE 30	
	2007	2006
Return on average assets	1.10%	0.92%
Return on average equity	10.11%	8.37%
Net interest margin (tax equivalent)	4.35%	4.49%
Loans to deposits	96.85%	93.94%
Allowance for loan loss to total loans	1.00%	1.08%
Shareholders' equity to total assets	10.72%	10.53%
Efficiency ratio	64.57%	70.38%

DIRECTORS

Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Samuel M. Steimel
Eddie L. Steiner
John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
9/30/05	22.55	20.35	22.35	0.14
12/31/05	25.00	21.00	21.00	0.14
3/31/06	21.25	20.50	20.90	0.16
6/30/06	20.87	20.00	20.40	0.16
9/30/06	20.75	18.70	19.00	0.16
12/31/06	20.25	18.00	19.00	0.16
3/31/07	19.05	17.50	17.57	0.18
6/30/07	18.25	17.42	17.75	0.18

COMMON STOCK PERFORMANCE


HIGH
LOW
CLOSE
DOLLARS PER SHARE
26
25
24
23
22
21
20
19
18
17
SEP-05
DEC-05
MAR-06
JUN-06
SEP-06
DEC-06
MAR-07
JUN-07
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

JUNE 30, 2007

QUARTERLY REPORT

CSB

CSB BANCORP, INC.

TO OUR SHAREHOLDERS

We are pleased to report 2007 second quarter unaudited net income of $956 thousand, a 41% increase over second quarter 2006 results. Earnings per share for second quarter 2007 totaled $.39 versus $.27 in the same quarter of the prior year.

Second quarter 2007 results include an insurance recovery of $187 thousand, which increased earnings by $.05 per share. The insurance recovery related to a claim concerning a cash shortage irregularity that negatively impacted prior year second quarter earnings by $.06 per share.

Net interest margin for the quarter declined moderately to 4.30% while net interest income increased by $2 thousand. Noninterest income, net of the insurance recovery, declined by 2% compared to second quarter 2006, while noninterest expenses also declined by 1%. The Company's second quarter efficiency ratio of 62.8% was positively impacted by the insurance recovery, but would still have improved to 65.7% for the quarter without the recovery. This continued improvement in our efficiency ratio is a result of ongoing cost control efforts.

Our operational efforts remain focused on simultaneously improving efficiencies and enhancing services to the markets and patrons we serve. During the second quarter, the South Clay Banking Center was completely remodeled to provide full service banking to the entire Millersburg downtown market and accommodate the closing and consolidation of the 6 West Jackson Banking Center. We also completed an ATM and Debit Card system change which improved customer funds availability and fraud detection services while giving our service an updated look. The Orrville Area Banking Center has been operational for one full quarter and is successfully generating new customer relationships in this growth market for our Company.

At the midpoint of 2007, unaudited net income of $1.77 million is $320 thousand or 22% ahead of last year. Earnings per share of $.72 for the first six months of 2007 reflect a 26% increase over the prior year's six month total of $.57 per share.

The Company continues to grow, with average loan balances up 7% and average deposits up 3% year-to-date. We believe our asset quality is sound and that we are appropriately reserved for loan losses. The credit portfolio remains diversified. We have not been a lender in subprime mortgage originations. Nonperforming assets comprise .67% of the loan portfolio (unchanged from the immediate prior quarter) with the loan loss reserve providing 153% coverage of those nonperforming assets. Annualized net charge-offs were .33% of the Company's average loan balances for the first half of 2007, reflecting a moderate increase from year ago levels.

The enclosed $.18 per share dividend for the second quarter represents an increase of 12.5% or $.02 per share over last year's second quarter dividend. We thank you for your support.

Sincerely,

JOHN R. WALTMAN
Chairman
CSB Bancorp, Inc.

EDDIE L. STEINER
President and CEO
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	JUNE 30 2007	JUNE 30 2006
ASSETS:		
Cash and due from banks	$10,390	$12,001
Federal funds sold	0	350
Securities	66,863	72,280
Net loans	240,059	225,643
Premises & equipment, net	7,527	7,487
Other assets	2,626	3,138
TOTAL ASSETS	$327,465	$320,899
LIABILITIES:		
Deposits	$250,365	$242,823
Securities sold under agreements to repurchase	22,057	18,290
Federal funds purchased	11,200	11,600
Other borrowings	7,203	12,705
Other liabilities	1,521	1,682
TOTAL LIABILITIES	$292,346	$287,100
SHAREHOLDERS' EQUITY:		
Common stock	$16,674	$16,674
Additional paid-in capital	6,439	6,419
Retained earnings	17,132	15,389
Treasury stock	(4,349)	(3,276)
Accumulated other comprehensive loss	(777)	(1,407)
TOTAL SHAREHOLDERS' EQUITY	$35,119	$33,799
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$327,465	$320,899

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30	
	2007	2006	2007	2006
INTEREST INCOME:				
Interest and fees on loans	$4,485	$4,147	$8,800	$7,969
Interest on securities	801	859	1,619	1,739
Other interest income	2	0	15	7
TOTAL INTEREST INCOME	5,288	5,006	10,434	9,715
INTEREST EXPENSE:				
Interest on deposits	1,601	1,273	3,154	2,440
Other interest expense	412	460	750	708
TOTAL INTEREST EXPENSE	2,013	1,733	3,904	3,148
Net interest income	3,275	3,273	6,530	6,567
Provision for loan losses	124	115	202	147
Net interest income after provision for loan losses	3,151	3,158	6,328	6,420
Noninterest income	897	732	1,543	1,303
Gain on sale of securities	5	0	5	0
Noninterest expense	2,647	2,908	5,266	5,616
Net income before federal income taxes	1,406	982	2,610	2,107
Federal income tax provision	450	305	839	656
NET INCOME	$956	$677	$1,771	$1,451
EARNINGS PER SHARE	$0.39	$0.27	$0.72	$0.57